UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): August 24, 2018 (August 21, 2018)

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2018, Calyxt, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has appointed Yves Ribeill, Ph.D., as Interim Chief Executive Officer, effective immediately. Dr. Ribeill replaces Federico Tripodi, who is leaving the Company to pursue other opportunities.

Dr. Ribeill, 58, served as a member of the Board since July 3, 2018 and will continue to serve as a member of the Board. Since August 2017, Dr. Ribeill serves as the Chief Executive Officer of COREzonada, Inc., which is a private biotechnology company working on microbiome re-engineering. Dr. Ribeill was also a founder of Scynexis, Inc. (Nasdaq: SCYX), served as its President from November 1999 until July 2015 and served as its Chief Executive Officer from November 1999 until April 2015. Before his work with Scynexis, Dr. Ribeill served in various positions during the 25 years of his international career with Rhone-Poulenc, Aventis including Discovery Chemistry Group leader for Anti-Viral Research and later in the Central Nervous System Group in France. He served as Group Leader in the Cardiovascular Group in England. Upon his return to France, Dr. Ribeill served as Director of Chemistry for the Anti-Infective Group. He was involved in all phases of the drug discovery and development effort that resulted in the FDA approval of multiple drugs. He served as a Director of Scynexis, Inc. from November 1999 to March 16, 2016 and has been a director of various other biotechnology companies in Europe and the United States. He is the author of more than 26 publications and 15 patents. He was a member of the Scientific Advisory Committee of the World Health Organization and of the Medicine Malaria Venture in Geneva. Dr. Ribeill has a Ph.D. in Chemistry from the University of Montpellier (France).

In connection with his appointment as Interim Chief Executive Officer, Dr. Ribeill entered into an employment agreement with the Company, dated as of August 22, 2018 (the “Employment Agreement”). Pursuant to the Employment Agreement, the term of Dr. Ribeill’s employment will end on the earlier of August 21, 2019 and the date on which a permanent Chief Executive Officer of the Company is appointed by the Board. Dr. Ribeill will be entitled to receive the following compensation with his service as Interim Chief Executive Officer of the Company:

•	an annual base salary of $400,000;

•

eligibility to receive an annual cash performance bonus with a target value of 60% of his base salary, prorated for the number of days of his employment, based on his achievement of individual and/or Company performance goals as determined by the Compensation Committee of the Board; and

•	customary executive benefits, as determined by the Board, vacation and expense reimbursement, including reimbursement of certain costs for accommodations in Minneapolis, Minnesota.

In connection with his appointment, Dr. Ribeill will receive stock options to purchase 180,000 shares of the Company’s common stock and 60,000 restricted stock units. One-third of each of the stock options and restricted stock units will vest on January 1, 2019, an additional one-third will vest on January 1, 2020, and the remaining one-third will vest on January 1, 2021. The employment agreement also includes customary non-solicitation, non-compete, intellectual property and confidentiality provisions.

There are no other arrangements or understandings between Dr. Ribeill and any other persons pursuant to which Dr. Ribeill was named interim Chief Executive Officer of the Company. Dr. Ribeill does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Other than with respect to the equity awards described in this Current Report, Dr. Ribeill does not beneficially own any shares of the Company’s common stock. Dr. Ribeill does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

The Board also appointed Jonathan Fassberg to serve as a member of the Board and of the Audit Committee of the Board, effective immediately. Mr. Fassberg, 52, founded The Trout Group in 1996 and has been the Co-Chief Executive Officer of Solebury Trout LLC since January 2018. Mr. Fassberg holds a Bachelor of Science degree in biology and chemistry from The University of North Carolina – Chapel Hill and a Master of Business Administration degree in finance from New York University’s Stern School of Business. Mr. Fassberg has been provided an indemnification agreement and will receive compensation in accordance with the Company’s standard arrangements for non-employee directors.

The Board has determined that Mr. Fassberg is an independent director under applicable listing standards and the Company’s governance principles, and that he has the attributes of an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. There are no arrangements or understandings between Mr. Fassberg and any other persons pursuant to which Mr. Fassberg was named as a director of the Board. Mr. Fassberg does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

d. Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Calyxt, Inc. and Dr. Yves Ribeill, Ph.D., dated August 22, 2018.
99.1	Press release, dated August 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Calyxt, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2018

CALYXT, INC

By:	/s/ Dr. Yves J. Ribeill, Ph.D.
Name:	Dr. Yves J. Ribeill, Ph.D.
Title:	Interim Chief Executive Officer